As filed with the Securities and Exchange Commission on February 28, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CoStar Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2091509
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1201 Wilson Boulevard

Arlington, Virginia 22209

(Address of principal executive offices) (Zip code)

Matterport, Inc. 2021 Incentive Award Plan

Matterport, Inc. Amended and Restated 2011 Stock Incentive Plan

(Full title of the plan)

Gene Boxer

General Counsel & Corporate Secretary

CoStar Group, Inc.

1201 Wilson Boulevard

Arlington, Virginia 22209

(202) 346-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On April 21, 2024, CoStar Group, Inc., a Delaware corporation (“CoStar Group”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Matterport, Inc., a Delaware corporation (“Matterport”), Matrix Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CoStar Group (“Merger Sub I”), and Matrix Merger Sub II LLC, a Delaware limited liability company and wholly-owned subsidiary of CoStar Group (“Merger Sub II”), pursuant to which, among other things, subject to its terms, (i) Merger Sub I agreed to merge with and into Matterport (the “First Merger” and the effective time of such merger, the “First Effective Time”), with Matterport surviving the First Merger as a wholly-owned subsidiary of CoStar Group (the “Surviving Corporation”) and (ii) immediately following the First Merger and as part of a single integrated transaction, the Surviving Corporation agreed to merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of CoStar Group (the “Transaction”). CoStar Group also agreed to convert, in connection with the transaction: (i) certain restricted stock units granted under the Matterport, Inc. Amended and Restated 2011 Stock Incentive Plan and the Matterport, Inc. 2021 Incentive Award Plan (each, a “Company Equity Plan”) into restricted stock units covering shares of CoStar Group common stock (after such conversion, the “Rollover RSUs”) and (ii) certain options to purchase shares of Matterport common stock granted under a Company Equity Plan into options to purchase shares of CoStar Group common stock (after such conversion, the “Rollover Options”). Each Rollover RSU and Rollover Option shall generally be subject to the same terms and conditions as was applied to the corresponding Matterport award as of immediately prior to the First Effective Time, except for such terms rendered inoperative by reason of the First Merger, subject to such adjustments as reasonably determined by CoStar Group to be necessary or appropriate to give effect to the conversion or the First Merger. On February 28, 2025, the transactions contemplated by the Merger Agreement were consummated.

This Registration Statement on Form S-8 registers an aggregate of 5,756,530 shares of common stock of CoStar Group, including (i) 1,799,240 shares of common stock of CoStar Group that may be issued pursuant to the Rollover Options and an additional (ii) 2,256,544 shares of common stock of CoStar Group that may be issued pursuant to the Rollover RSUs.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. CoStar Group will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “registrant,” or similar references, refer to CoStar Group, unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by CoStar Group with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	CoStar Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 20, 2025 (File No. 000-24531) (the “Annual Report”); and

(b)

the description of CoStar Group’s common stock contained in its Form 8-A filed with the Commission on June 25, 1998, as updated by the Exhibit 4.2 to the Annual Report, as well as any additional amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by CoStar Group with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Fourth Amended and Restated Certificate of Incorporation of CoStar Group (the “CoStar Group Certificate of Incorporation”) provides that no director of CoStar Group shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, provided, however, that the CoStar Group Certificate of Incorporation will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to CoStar Group or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The CoStar Group Certificate of Incorporation obligates CoStar Group, to the fullest extent permitted by Section 145 of the DGCL, to indemnify each director and officer of CoStar Group from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL and the indemnification provided for in the CoStar Group Certificate of Incorporation will not be deemed exclusive of any other rights to which those indemnified may be entitled under the Fourth Amended and Restated Bylaws of CoStar Group (the “CoStar Group By-laws”), agreement, vote of stockholders, vote of disinterested directors or otherwise, and will continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs, executors and administrators of such persons and CoStar Group may purchase and maintain insurance on behalf of any director or officer to the extent permitted by Section 145 of the DGCL.

The CoStar Group By-laws obligate CoStar Group, to the fullest extent required or permitted by applicable law, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, hearing or proceeding (collectively, a “Proceeding”), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to become a director or officer of CoStar Group, or, while a director or officer of CoStar Group, is or was serving or has agreed to serve at the request of CoStar Group as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to an employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity.

The CoStar Group By-laws also permit CoStar Group to indemnify any person who was or is a party or is threatened to be made a party to a Proceeding by reason of the fact that such person is or was or has agreed to become an employee or agent of CoStar Group, or is or was serving or has agreed to serve at the request of CoStar Group as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to an employee benefit plan), against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or Proceeding and any appeal therefrom, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of CoStar Group, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of CoStar Group to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such Proceeding, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to CoStar Group unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The CoStar Group By-laws also obligate CoStar Group to indemnify a CoStar Group director or officer in connection with any Proceeding (or part thereof) initiated by such person except with respect to a proceeding to enforce rights to indemnification or advance payment of expenses, provided such proceeding (or part thereof) must be authorized by the board of directors of CoStar Group (the “CoStar Group Board”).

To the extent that a director or officer of CoStar Group has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, or in any Proceeding brought by a director or officer to enforce rights to indemnification or advance payment of expenses, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Any indemnification of a director or officer of CoStar Group (unless ordered by a court or required under the CoStar Group By-laws) shall be made by CoStar Group unless a determination is made that indemnification of the director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in the CoStar Group By-laws. Any such determination shall be made (1) by the CoStar Group Board by a majority vote of a quorum consisting of directors who were not parties to such Proceeding, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (4) by the vote of a majority of the stockholders present or voting by proxy at an annual or special meeting of stockholders of CoStar Group.

Unless the CoStar Group Board otherwise determines in a specific case, expenses incurred by a director or officer in advance of the final disposition of any Proceeding shall be paid by CoStar Group upon request. CoStar Group’s form indemnification agreement provides that the signatories thereto undertake to reimburse such amount if it shall ultimately be determined (after all appeals by a court of competent jurisdiction) that he or she is not entitled to be indemnified by CoStar Group. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the CoStar Group Board deems appropriate. The CoStar Group Board may authorize CoStar Group’s legal counsel to represent such director, officer, employee or agent in any Proceeding, whether or not CoStar Group is a party to such Proceeding.

CoStar Group has entered into indemnification agreements with certain of its directors and officers, which are intended to provide indemnification to the fullest extent permitted by the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

(a) Exhibits.

Incorporated by Reference
Exhibit	Description	Form	Exhibit	Filing Date

3.1	Fourth Amended and Restated Certificate of Incorporation of CoStar Group, Inc.	8-K	3.1	June 7, 2021

3.2	Fourth Amended and Restated By-Laws of CoStar Group, Inc.	8-K	3.1	May 9, 2022

5.1*	Opinion of Latham & Watkins LLP.			*

23.1*	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.			*

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).			*

24.1*	Power of Attorney (included on signature page of the Registration Statement).			*

#99.1*	Matterport, Inc. 2021 Incentive Award Plan.			*

#99.2*	Form of Option Agreement under the Matterport, Inc. 2021 Incentive Award Plan.			*

#99.3*	Form of Restricted Stock Unit Agreement under the Matterport, Inc. 2021 Incentive Award Plan.			*

#99.4*	Matterport, Inc. Amended and Restated 2011 Stock Incentive Plan.			*

#99.5*	Form of Option Agreement under the Matterport, Inc. Amended and Restated 2011 Stock Incentive Plan.			*

#99.6*	Form of Restricted Stock Unit Agreement under the Matterport, Inc. Amended and Restated 2011 Stock Incentive Plan.			*

107*	Filing Fee Table.			*

*	Filed herewith.
#	Indicates a management contract or compensatory plan or arrangement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Arlington, Virginia on the 28th day of February, 2025.

COSTAR GROUP, INC.

By:	/s/ Gene Boxer
Name: Gene Boxer
Title: General Counsel & Corporate Secretary

Each person whose signature appears below hereby constitutes and appoints Gene Boxer and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Michael R. Klein	Chairman	February 28, 2025
Michael R. Klein

/s/ Andrew C. Florance	Chief Executive Officer and Director	February 28, 2025
Andrew C. Florance	(Principal Executive Officer)

/s/ Christian Lown	Chief Financial Officer	February 28, 2025
Christian Lown	(Principal Financial Officer)

/s/ Angelique G. Brunner	Director	February 28, 2025
Angelique G. Brunner

/s/ John W. Hill	Director	February 28, 2025
John W. Hill

/s/ Laura Cox Kaplan	Director	February 28, 2025
Laura Cox Kaplan

/s/ Robert W. Musslewhite	Director	February 28, 2025
Robert W. Musslewhite

/s/ Christopher J. Nassetta	Director	February 28, 2025
Christopher J. Nassetta

/s/ Louise S. Sams	Director	February 28, 2025
Louise S. Sams